UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 12, 2013
THQ INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18813	13-3541686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29903 Agoura Road
Agoura Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (818) 871-5000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
In connection with its ongoing Chapter 11 case (the “Chapter 11 Case”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), THQ Inc. (the “Company”) and Take-Two Interactive Software, Inc. (“Take-Two”) entered into an Asset Purchase Agreement dated as of February 12, 2013 (the “Take-Two Asset Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets related to WWE to Take-Two pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code.
Pursuant to the terms of the Take-Two Asset Purchase Agreement, the consideration received by the Company was comprised of the settlement of certain claims related to royalties due and potential damages claimed under the Company's license agreements with World Wrestling Entertainment, Inc. (“WWE”) and Yuke's Co., Ltd. (“Yuke's”). The settlement of these claims was reached pursuant to that certain Yuke's Development Agreement Termination Agreement dated as of February 12, 2013, by and between Yuke's and the Company (the “Yukes Termination Agreement”), and that certain License Termination Agreement dated as of February 12, 2013, by and between WWE and the Company (the “WWE Termination Agreement”), respectively.
The foregoing description of the terms of the Take-Two Asset Purchase Agreement, Yukes Termination Agreement and WWE Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are incorporated herein by reference, and are accessible at the Kurtzman Carson Consultants Internet site at http://www.kccllc.net/thq. In addition, documents filed in connection with the Chapter 11 Case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court's Internet site, www.deb.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Additional information may also be found at the Company's website at www.thq.com. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THQ INC.

	By:	/s/ Edward L. Kaufman
Date: February 19, 2013	Name:	Edward L. Kaufman,
	Title:	President